Exhibit 99.1
[Logo of Winmark Corporation]

Contact:	John L. Morgan

763-520-8500

FOR IMMEDIATE RELEASE

WINMARK ANNOUNCES TODAY THAT IT WILL MAKE A $6 MILLION DOLLAR INVESTMENT IN THE “ARCHIVER’S” RETAIL CHAIN

Minneapolis, MN (July 30, 2002) — Winmark Corporation (Nasdaq: WINA) announced today that, over the next 12 months, it will make a $6 million dollar investment in the “Archiver’s” retail chain (www.archiversonline.com). Based on current ownership, Winmark will own approximately 20% of the outstanding stock of the parent company of Archiver’s, Tomsten, Inc., after the investment is complete.

John Morgan, Chairman and CEO of Winmark Corporation, remarks, “Archiver’s is an entirely new retail concept created to help people preserve and enjoy their photographs and the memories they represent. Winmark’s investment will bring together our interest in retailing and the opportunity to create more economic value for our shareholders.” Mr. Morgan will be appointed to the Board of Directors of Tomsten, Inc. as part of the transaction.

Winmark Corporation develops franchises and operates value-oriented retail brands for stores that buy, sell, trade and consign used and new merchandise. At June 29, 2002, the Company had 839 franchise and retail stores in operation and an additional 28 franchises awarded but not open. Of the stores in operation, there were 492 Play It Again Sports®, 227 Once Upon A Child®, 61 Music Go Round® and 59 Plato’s Closet® stores.